Exhibit 10.1

Directors' Compensation for 2006

For fiscal 2006, members of the Board of Directors (other than the Non-Executive Chairman of the Board) (the "Directors") shall be paid the following fees for their Board-related services:

Board Membership Fees. Each Director shall be paid an annual fee of $95,000 comprised of $35,000 cash, payable quarterly, and $60,000 of the Company's Common Stock issuable under the Company's 2003 Stock Incentive Plan and payable after the Company’s 2006 annual meeting of stockholders. In addition to such annual fee, each Director shall be paid a $1,500 per day fee for each Board meeting he or she attends. Directors also receive reimbursement for out of pocket expenses incurred in connection with their service as Directors.

Committee Membership Fees. In addition to the Board membership fees specified above, Directors who serve on any Board committees shall be paid $1,200 per day per Committee meeting attended.

Committee Chairman Fees. In addition to the Board membership fees and the Committee membership fees specified above, Directors who serve as chairmen of the following Board committees shall be paid as follows:

Audit Committee. The chairman of the Audit Committee shall be paid an annual fee of $10,000.

Compensation Committee. The chairman of the Compensation Committee shall be paid an annual fee of $5,000.

Nominating and Governance Committee. The chairman of the Nominating and Governance Committee shall be paid an annual fee of $5,000.

For fiscal 2006, the Non-Executive Chairman of the Board shall be paid an annual fee of $200,000, payable monthly, plus $110,000 of the Company's Common Stock issuable under the Company's 2005 Stock Incentive Plan and payable after the Company’s 2006 annual meeting of stockholders. The Non-Executive Chairman of the Board does not receive any additional compensation associated with his Board service (including for service as chairman of any Board committee) other than reimbursement for out of pocket expenses incurred in connection with his service.